Exhibit 15

KPMG Peat Marwick LLP
Orange County Office
Center Tower
650 Town Center Drive
Costa Mesa, CA 92626

                       Independent Accountants' Report

The Stockholders and Board of Directors
Beckman Instruments, Inc:

We have reviewed the condensed consolidated balance sheet of Beckman Instruments, Inc. and subsidiaries as of September 30, 1994, and the related condensed consolidated statements of earnings for the three month and nine month periods ended September 30, 1994 and 1993 and the condensed consolidated statements of cash flows for the nine month periods ended September 30, 1994 and 1993 in accordance with standards established by the American Institute of Certified Public Accountants.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Beckman Instruments, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of earnings and cash flows for the year then ended (not presented herein); and in our report dated January 20, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1993, is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 3 to the condensed consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1994 and income taxes and postretirement benefits other than pensions in 1993.

                                               (KPMG Peat Marwick LLP)
Orange County, California
October 21, 1994